Exhibit 99.1

Vaccinogen Closes Second Tranche of $80 Million Financing

at $5.50 per Unit

Proceeds will Fund ACTIVE: the Phase IIIb OncoVAX® Trial

and Company Expansion

FREDERICK, Md., (January 28, 2015)—Vaccinogen, Inc., (OTC.QB: VGEN) a cancer immunotherapy development company, announced the closing of the second $10 million tranche of the $80 million financing announced last August. This 2nd tranche brings the total amount closed to $20 million of the $80 million committed at $5.50 per share or unit.

The capital will be used to fund further company expansion and ACTIVE, a confirmatory Phase IIIb study of OncoVAX®. This personalized cancer vaccine represents Vaccinogen’s lead development candidate, which has demonstrated prior clinical success in reducing the risk of stage II colon cancer recurrence. During a previous Phase III clinical trial, OncoVAX® reduced recurrences from one in three patients to one in ten.1 Follow-up studies have also determined the clinical benefit associated with OncoVAX® treatment is still significant after 15 years.2 Because of these results and the Stage 2 colon cancer designation as a declared unmet medical need, the U.S. Food and Drug Administration (FDA) has granted ACTIVE a Special Protocol Assessment (SPA) and a fast track designation.

The Stockholm-based investor group, known as The Investment Syndicate ("TIS"), representing certain family offices and led by Swedish entrepreneur Anders Halldin, has made the initial $20 million investment.

“As the company prepares to enroll patients in the landmark ACTIVE trial, we remain committed to invest the balance of our $80 million commitment,” said Mr. Halldin. “We are pleased with the outstanding progress management has made in transforming the company and meeting the agreed milestones and are excited about OncoVAX®’s potential for becoming the first patient-specific immunotherapy to prevent the recurrence of colon cancer.”

“We would like to thank Mr. Halldin and TIS for their continued support and commitment," said Vaccinogen CEO Andrew Tussing. "Concurrent with our preparations for ACTIVE, we have been carefully building the management team to help guide us through this incredibly important study. We look forward to leveraging the potential success of ACTIVE by exploring how we may reduce the risk of recurrence in many different cancers utilizing the OncoVAX® process.”

For additional information on the TIS financing and related management and board reorganization, please refer to the Company's Current Reports on Form 8-K filed on April 28, 2014 and August 25, 2014 with the U.S. Securities and Exchange Commission (Edgar web site at www.SEC.gov). These filings can also be found on Vaccinogen's web site at www.vaccinogeninc.com.

About Vaccinogen, Inc.

Vaccinogen, Inc. is a cancer vaccine company that is clinically testing OncoVAX®, a treatment designed to prevent the recurrence of colon cancer and potentially other solid tumors. It is a patented process that leverages a patient’s own live tumor cells to launch a broad immune response against minimal residual disease. The Company believes that OncoVAX®, at an optimum dose and regimen, is the first colon cancer vaccine to demonstrate effectiveness in preventing cancer recurrence after surgical resection by addressing the diversity of cancer cells inherent to each patient’s tumor. Five clinical studies of OncoVAX®, including a Phase III trial with the optimum dose and regimen, have been completed to date. The Company expects to begin enrolling patients in a pivotal Phase IIIb trial under an FDA Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA) within sixty (60) days of obtaining adequate funding. More information is available at www.vaccinogeninc.com.

Forward Looking Statement

Some of the statements contained in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates”, “believe”, “plan”, “intend”, “expect”, “likely”, “may”, “should”, “will”, and similar references to future periods. Vaccinogen has based these forward-looking statements largely on its expectations and projections about future events and financial trends affecting the financial condition and/or operating results of our business. Forward-looking statements involve risks and uncertainties; particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. In addition, these forward-looking statements involve risks and uncertainties outlined in our most recent periodic reports filed with the Securities and Exchange Commission. There are important factors that could cause actual results to be substantially different from the results expressed or implied by these forward-looking statements. Therefore, you should not rely on these forward-looking statements. Vaccinogen does not undertake any obligation to update this forward-looking information.

Investor Contact:

Hollister Hovey

Lazar Partners Ltd.

212 867 1762

VaccinogenIR@lazarpartners.com

Media Contact:

Dawn Fallon

Lazar Partners Ltd.

212 867 1762

VaccinogenPR@lazarpartners.com

1. Vermorken JB, Claessen AM, Van Tinteren H, et al. Active specific immunotherapy for stage II and stage III human colon cancer: a randomised trial. Lancet. 1999;353(9150):345-350.

2. de Weger VA, Turksma, AW, Voorham QJ, et al. Clinical effects of adjuvant active specific immunotherapy differ between patients with microsatellite-stable and microsatellite-instable colon cancer. Clin Cancer Res. 2012; 18(3):882-889.